Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

April 8, 2026

Mach Natural Resources LP

14201 Wireless Way, Suite 300

Oklahoma City, Oklahoma 73134

Re:	Mach Natural Resources LP Registration Statement on Form S-3

We are acting as special counsel to Mach Natural Resources LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-3 (Registration No. 333-291166) initially filed with the Securities and Exchange Commission (the “Commission”) on October 30, 2025 and declared effected by the Commission on December 12, 2025 (such Registration Statement, as amended or supplemented, the “Registration Statement”).

Pursuant to the Registration Statement, the Selling Unitholders (as defined below) have proposed to sell 10,350,000 common units representing limited partner interests in the Partnership (the “Common Units”), including 1,350,000 Common Units to cover the underwriters’ option to purchase additional Common Units, if any, pursuant to that certain underwriting agreement, dated April 6, 2026 (the “Underwriting Agreement”), among the Partnership, Mach Natural Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), VEPU Inc., Simlog Inc., Sabinal Energy Operating, LLC (each, a “Selling Unitholder” and collectively, the “Selling Unitholders”), and Morgan Stanley & Co. LLC..

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the limited partnership and organizational documents of the Partnership, including the Amended and Restated Agreement of Limited Partnership of the Partnership (as amended by Amendment No. 1 dated as of June 13, 2024) (the “Partnership Agreement”) and the Amended and Restated Limited Liability Company Agreement of Mach Natural Resources GP LLC, the General Partner (the “GP LLC Agreement”), (ii) the Underwriting Agreement, (iii) minutes and records of the limited partnership proceedings of the Partnership with respect to the issuance of the Common Units, (iv) the Registration Statement and the exhibits thereto, (v) the base prospectus, dated December 12, 2025, which forms part of and is included in the Registration Statement (the “Base Prospectus”), (vi) the Base Prospectus, as supplemented by the Partnership’s preliminary prospectus supplement dated April 6, 2026 (the “Preliminary Prospectus”), relating to the offering of the Common Units and (vii) the Base Prospectus, as supplemented by the Partnership’s final prospectus supplement, dated April 6, 2026 (the “Final Prospectus”), relating to the offering of the Common Units.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto other than the Partnership. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Partnership and others.

Based upon and subject to the qualifications, assumptions and limitations and the further limitations set forth herein, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Common Units are duly authorized, validly issued, fully paid and non-assessable.

Our opinion expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”). In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of any so-called fraudulent conveyance or fraudulent transfer “savings clause” (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Common Units.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the Delaware Act be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Partnership’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon or otherwise referred to by any other person for any other purpose. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K and its incorporation into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and Final Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP